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                                                                     EXHIBIT 4.4


                                SUPPLEMENT NO. 1
                                       TO
                                   INDENTURE


         THIS SUPPLEMENT NO. 1 TO INDENTURE (this "SUPPLEMENT"), dated as of December 31, 2002, among Interface Americas, Inc., a Georgia corporation, Interface Americas Re:Source Technologies, Inc., a Georgia corporation, Interface Fabrics Group Marketing, Inc., a Nevada corporation, Interface Fabrics Group South, Inc., a North Carolina corporation, Interface Real Estate Holdings, LLC, a Georgia limited liability company, Pandel, Inc., a Georgia corporation, Re:Source Washington, D.C., Inc., a Virginia corporation, Strategic Flooring Services, Inc. a Georgia corporation (collectively the "ADDITIONAL GUARANTORS" and individually a "GUARANTOR") and Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee under the Indenture defined below (the "TRUSTEE").

                                  WITNESSETH:

         WHEREAS, Interface, Inc., a Georgia corporation (the "COMPANY"), the Trustee, and the other signatories thereto, are party to that certain Senior Indenture, dated as of April 3, 1998, relating to $150,000,000 in initial aggregate principal amount of the Company's 7.30% Senior Notes due 2008 and the Company's 7.30% Series B Senior Notes due 2008 (the "Indenture"); and

         WHEREAS, in accordance with Sections 14.3(b) and 4.9 of the Indenture the signatories hereto, other than the Trustee, desire to supplement the Indenture for purposes of becoming "Guarantors" of the Securities and the Indenture, subject to and in accordance with the terms of the Indenture, including without limitation, Article Fourteen of the Indenture; and

         NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the Additional Guarantors (as defined below) covenants and agrees as follows for the benefit of each other party to this Supplement and to the Indenture and for the equal and ratable benefit of the Holders of the Securities:

1.       DEFINED TERMS

         Capitalized terms used but not otherwise defined are used herein with the meaning specified for such terms in the Indenture.

2.       ADDITIONAL GUARANTORS

         Each of the Additional Guarantors agrees that it shall be and become a Guarantor for all purposes of the Indenture and the Securities issued pursuant thereto and in accordance therewith and shall be fully liable thereunder and therefor, subject to the provisions of Article Fourteen of


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the Indenture, to each Holder of a Security authenticated and delivered by the
Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Securities, or the obligations of the Company or any other Guarantors to the Holders or the Trustee hereunder or thereunder to the extent and with the same effect as though each Additional Guarantor had been one of the Guarantors originally executing and delivering the Indenture and the Guarantee. All references in the Indenture and each Security to "Guarantors" or any "Guarantor" shall be deemed to include and to refer to each and every Additional Guarantor.

3.       GUARANTEE

         In furtherance of the foregoing and not in limitation thereof, and for value received, each of the undersigned Additional Guarantors hereby jointly, severally and unconditionally guarantees to the Holder of a Security the payments of principal of, premium, if any, and interest on, each Security in the amounts and at the time when due, and interest on the overdue principal, premium, if any, and interest, if any, of a Security and the payment or performance of all other obligations of the Company under the Indenture or the Securities, to each Holder of a Security and the Trustee, all in accordance with and subject to the terms and limitations of each Security, Article Fourteen of the Indenture, and the Guarantee (of which the Guarantee set forth in this Section 3 of this Supplement shall be, and shall be deemed to be, a part). The validity and enforceability of the Guarantee set forth in this
Section 3 of this Supplement shall not be affected by the fact that it is not affixed to any Security or all of the Securities.

         The obligations of each of the undersigned Additional Guarantors to the Holders of Securities and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article Fourteen of the Indenture, and reference is hereby made to the Indenture for the precise terms of the Guarantee and all of the other provisions of the Indenture to which this Guarantee relates. Each Holder of a Security, by accepting the same, agrees to be and shall be bound by such provisions.

         This Guarantee is subject to release upon the terms set forth in the Indenture.

4.       DUPLICATE ORIGINALS

         The parties may sign any number of copies of this Supplement. Each signed copy shall be an original, but all such executed copies together represent the same agreement.

5.       GOVERNING LAW

         The laws of the State of New York shall govern this Supplement and the Guarantees set forth herein. Each Additional Guarantor agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to the Indenture, this Supplement, the Guarantees, or the Securities.

                         [signatures on following page]


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         IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                    ADDITIONAL GUARANTORS:

                                    Interface Americas, Inc.
                                    Interface Americas Re:Source
                                      Technologies, Inc.
                                    Interface Fabrics Group Marketing, Inc.
                                    Interface Fabrics Group South, Inc.
                                    Pandel, Inc.
                                    Re:Source Washington, D.C., Inc.

                                    each as a Guarantor


                                    By: /s/ Patrick C. Lynch
                                       ----------------------------------------
                                        Patrick C. Lynch, Vice President


                                    Strategic Flooring Services, Inc., as a
                                    Guarantor


                                    By: /s/ Kevin C. Gallagher
                                       ----------------------------------------
                                       Kevin C. Gallagher, Vice President


                                    Interface Real Estate Holdings, LLC, as a
                                    Guarantor


                                    By: BENTLEY PRINCE STREET, INC., its sole
                                    member


                                    By: /s/ Patrick C. Lynch
                                       ----------------------------------------
                                       Patrick C. Lynch, Vice President


                                    TRUSTEE:


                                    Wachovia Bank, National Association


                                    By: /s/ Eric J. Knoll
                                       ----------------------------------------
                                       Name:  Eric J. Knoll
                                       Title:  Assistant Vice President


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